EXHIBIT 6

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (the "Agreement") dated as of July 12, 2006, is by and between National Penn Bancshares, Inc., a Pennsylvania business corporation (“NPBC"), and the Estate of James K. Overstreet (the "Estate").

WHEREAS, the Estate currently owns and desires to sell 500,000 shares of NPBC's common stock (the "Stock"); and

WHEREAS, NPBC desires to purchase the Stock (a) as part of its buy-back program in order to manage the shares of common stock it has in its Treasury for its various stock-based compensation plans, its dividend reinvestment plan, and for potential acquisitions; (b) because NPBC believes that an investment in NPBC is a prudent way to utilize cash currently available; and (c) in order to prevent a depressing impact of the sale of the Stock in the open market on NPBC's stock price; and

WHEREAS, the Estate desires to sell the Stock in order to increase its liquidity and to diversify its assets;

WHEREAS, the Estate believes that a sale of the Stock directly to NPBC will result in the most cost-effective sale of the Stock;

WHEREAS, based on the foregoing, the Estate desires to sell the Stock directly to NPBC, and NPBC desires to purchase the Stock directly from the Estate, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, in reliance upon the representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
PURCHASE AND SALE OF STOCK

Section 1.1. Purchase and Sale of Common Stock. Subject to the terms and conditions set forth in this Agreement, the Estate hereby agrees to sell, transfer, convey and assign to NPBC, and NPBC hereby agrees to purchase from the Estate, the Stock at a cash purchase price determined in accordance with Section 1.2 below.

Section 1.2. Purchase Price. NPBC shall pay to the Estate for the Stock (as more fully set forth in Section 1.3 below), upon delivery by the Estate to NPBC of the Stock (whether electronically through the DWAC system or by delivery of one or more certificates representing the Stock), a per share price equal to Nineteen Dollars and Ninety Cents ($19.90) (the closing sale price of NPBC stock as of the last business day preceding the date of execution of this Agreement, as reported on The Nasdaq Stock Market, less ten cents per share). The total price payable by NPBC for the Stock shall be Nine Million Nine Hundred Fifty Thousand Dollars and No Cents ($9,950,000.00) (the "Purchase Price”).

Section 1.3. Closing. The consummation of the purchase and sale contemplated by this Agreement shall take place at the offices of NPBC, Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512 at a date and time mutually agreeable to the Estate and NPBC, and in any event as soon as reasonably practical after all of the conditions to closing set forth in this Agreement shall be satisfied (the "Closing Date"). On the Closing Date, the Estate shall deliver or cause to be delivered to NPBC the Stock, either electronically through the DWAC system or by one or more NPBC stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers; and NPBC shall deliver to the Estate the Purchase Price by direct deposit or wire transfer of various amounts equal in total to the Purchase Price to one or more accounts designated in writing by the Estate to NPBC.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations of NPBC. NPBC hereby represents and warrants to the Estate as follows:

(a)  NPBC is a Pennsylvania business corporation validly subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

(b)  Upon execution of this Agreement by NPBC, this Agreement will have been duly executed and delivered by NPBC, and will constitute a valid and binding obligation of NPBC, enforceable against NPBC in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws effecting creditors' rights generally and general principles of equity.

(c)  No authorization, consent or approval of (or filing with) any third person, any court, any public body or any authority is necessary (or, if necessary, it has already been obtained) for the consummation by NPBC of the transactions contemplated by this Agreement.

(d)  The execution, delivery and performance of this Agreement by NPBC will not constitute a breach, violation or default (or an event which, with notice or lapse of time or both, will constitute a default) under, or result in the termination of, accelerate the performance required by, result in the right of termination or acceleration under, or result in a creation of any lien or encumbrance upon any of the properties or assets of NPBC under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument as to which NPBC is a party or by which its properties or assets are bound.

Section 2.2. Representations of the Estate. The Estate hereby represents and warrants to NPBC as follows:

(a)  The Estate has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)   The Estate has good and valid title to the Stock free and clear of any lien, pledge, security interest or other encumbrance whatsoever, except for those liens and encumbrances identified on Exhibit A attached hereto and made a part hereof.

(c)  Upon execution of this Agreement by the Estate, this Agreement will have been duly and validly executed and delivered by the Estate, and will constitute a valid and binding obligation of the Estate, enforceable against the Estate in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws effecting creditors' rights generally and general principles of equity.

(d)  No authorization, consent or approval of (or filing with) any third person, any court, any public body or any authority is necessary (or, if necessary, it has already been obtained) for the consummation by the Estate of the transactions contemplated by this Agreement.

(e) The execution, delivery and performance of this Agreement by the Estate will not constitute a breach, violation or default (or an event which, with notice or lapse of time or both, will constitute a default) under, or result in the termination of, accelerate the performance required by, result in the right of termination or acceleration under, or result in a creation of any lien or encumbrance upon any of the properties or assets of the Estate under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument as to which the Estate is a party or by which its properties or assets are bound.

Section 2.3. Representations of Executrix of the Estate. The Executrix of the Estate hereby represents and warrants to NPBC as follows:

(a)  The Executrix, on behalf of the Estate, has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)  The Executrix has such knowledge, experience and sophistication in financial and business matters as to be able to enter into the transactions contemplated by this Agreement without the assistance of an investor representative.

(c)  The Executrix has entered into this Agreement, and the transactions contemplated by this Agreement, freely and without any pressure from NPBC to sell the Stock to NPBC.

(d) The Executrix has been advised by NPBC that it is entering into this Agreement pursuant to a Pre-Determined Stock Repurchase Plan adopted by NPBC pursuant to Securities and Exchange Commission Rule 10b5-1, and that as of the date of execution of this agreement, NPBC has not yet publicly released its financial results for the quarter ended June 30, 2006.
ARTICLE III

MISCELLANEOUS

Section 3.1. Governing Law. This Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania.

Section 3.2. Further Instruments and Actions. Each party agrees to deliver any further instruments and to take any further actions that may be responsibly and reasonably requested by the other, or counsel to the other, in order to carry out the provisions and purposes of this Agreement.

Section 3.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the sale and transfer of the Stock, and there are no agreements, conditions or understandings, either oral or written, between NPBC and the Estate relating to these matters other than those contained in this Agreement. This Agreement may be altered or amended only by a written agreement signed by both NPBC and the Estate.

Section 3.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:	NATIONAL PENN BANCSHARES, INC.

/s/: Sandra L. Spayd	By: /s/ Wayne R. Weidner
Sandra L. Spayd,	Wayne R. Weidner, Chairman and
Secretary	Chief Executive Officer

THE ESTATE OF JAMES K. OVERSTREET

Witness: /s/ Margaret Arsenich	By: /s/ Elizabeth A. Fifer, Executrix
Elizabeth A. Fifer, Executrix

Witness: /s/ Margaret Arsenich	Elizabeth A. Fifer
Elizabeth A. Fifer,
Individually (with respect to
Section 2.3 Only)

EXHIBIT A

LIENS AND ENCUMBRANCES

Secured Party	Number of NPBC Shares

New Century Bank	(Two Hundred Sixty-Six Thousand,
Eight Hundred Seventy-Eight Shares)
266,878

Wachovia Bank, N.A.	(Two Hundred Thirty-Three Thousand,
One Hundred Twenty-Two Shares)
233,122

All shares are to be delivered free and clear of all liens and encumbrances.